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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 5                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO LONGER          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB NUMBER:       3235-0362
    SUBJECT TO SECTION 16.                                                                              EXPIRES: DECEMBER 31, 2001
    FORM 4 OR FORM 5 OBLI-    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    GATIONS MAY CONTINUE.        Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 1.0
    SEE INSTRUCTION 1(b).                Section 30(f) of the Investment Company Act of 1940           -----------------------------
/ / FORM 3 HOLDINGS REPORTED
/X/ FORM 4 TRANSACTIONS REPORTED
    (Print or Type Responses)
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
   Brown         Harold                        New England Realty Associates                         Director           10% Owner
                                                   Limited Partnership (NEWRZ)                 ----               ----
-------------------------------------------------------------------------------------------     X  Officer (give      Other (specify
   (Last)       (First)      (Middle)       3. I.R.S. Identification   4. Statement for        ----         title ----       below)
                                               Number of Reporting        Month/Year                        below)
   c/o New England Realty                      Person if an entity                                   Treasurer of New Real, Inc.,
       Associates Limited Partnership          (Voluntary)                December 31, 2001          ----------------------------
                                                                                                       General Partner of Issuer
-------------------------------------------                            -------------------------------------------------------------
                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Reporting
                                                                          Date of Original             (Check Applicable Line)
   39 Brighton Avenue                                                      (Month/Year)         X Form Filed by One Reporting Person
   Boston, MA 02134                                                                            ---
                                                                                                  Form filed by More than One
                                                                                                  Reporting Person
                                                                                               ---
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   (City)       (State)         (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                               (Instr. 8)                                   Owned at        Direct        Ownership
                                   (Month/                                                  End of          (D) or        (Instr. 4)
                                    Day/                  ------------------------------    Issuer's        Indirect
                                    Year)                    Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
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   NEWRZ Depositary                12/7/01      P4           1,900      A        $28.45     63,871           D              (1)
         Receipts                                                                           98,394           I              (2)
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(1) These Depositary Receipts were purchased pursuant to the reporting person's Amended and Restated Trading Plan approved by the issuer as of November 19, 2001.

(2) These 98,394 Depositary Receipts are held by the NERA 1994 Irrevocable Trust, a grantor trust established by the reporting person.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                            (Over)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                              A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 5 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Trans-     5. Number of             6. Date Exer-
   (Instr. 3)                          sion of      action      action        Derivative               cisable and
                                       Exercise     Date        Code          Securities Ac-           Expiration
                                       Price of    (Month/      (Instr. 8)    quired (A) or            Date
                                       Deriv-       Day/                      Disposed of              Month/Day/
                                       ative        Year)                     (D)                      Year)
                                       Security                               (Instr. 3, 4, and 5)

                                                                                                    --------------------

                                                                                                     Date      Expir-
                                                                            ----------------------   Exer-     ation
                                                                                                     cisable   Date
                                                                               (A)        (D)
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7. Title and Amount of Under-       8. Price of        9. Number of       10. Ownership of        11. Nature of
   lying Securities                    Derivative         Derivative          Derivative              Indirect
   (Instr. 3 and 4)                    Security           Securities          Security:               Beneficial
                                       (Instr. 5)         Beneficially        Direct (D)              Ownership
                                                          Owned at            or Indirect             (Instr. 4)
                                                          End of Year         (I)
                                                          (Instr. 4)          (Instr. 4)
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                     Amount or
       Title         Number of
                     Shares
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Explanation of Responses:




                                                                                 /s/ Harold Brown                February 14, 2002
                                                                            -----------------------------------  -----------------
**Intentional misstatements or omissions of facts constitute                  **Signature of Reporting Person         Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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